Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement No. 333-144040 on Form S-8 of Opko Health, Inc. of our report relating to the financial statements of Ophthalmic Technologies Inc. dated June 28, 2007 (November 8, 2007 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 19), appearing in this Current Report on Form 8-K/A of Opko Health Inc.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants

Toronto, Ontario
October 24, 2008